Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 28, 2021, with respect to the financial statements and financial highlights of Nuveen Municipal Credit Income Fund and Nuveen Enhanced Municipal Value Fund, as of October 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

January 20, 2022